December 16, 2021

VIA EMAIL

Jessica Chase

President

U.S. Global Investors Funds

Three Canal Plaza,

Portland, ME 04101

RE: Notification of Transaction and Request for Consent

Dear Jessica:

As you may be aware, Brown Brothers Harriman & Co. (“BBH”) recently announced that it has entered into an agreement with State Street Bank and Trust Company (together with its affiliates, “State Street”) to sell its Investor Services business (the “Transaction”).

Upon completion of the Transaction, BBH will assign all of its rights, duties, and obligations under its client agreements that are part of the Investor Services business to State Street and State Street will assume and agrees to perform all of BBH’s duties and obligations under the client agreements, including with respect to the Custodian Agreement between U.S. Global Investors Funds (the “Trust”) and BBH, dated November 1, 1997 (the “Custody Agreement”), as if they applied to State Street. State Street will also acquire certain BBH subsidiaries related to the provision of BBH’s Investor Services products or services (the “Inserv Subsidiaries”).1

You and/or your affiliates receive Investor Services products and services from BBH and/or the Inserv Subsidiaries under one or more agreements, which may include ancillary agreements, addenda, supplements, instructions, power of attorneys, confirmations, declarations and related representations and warranties (collectively, as amended from time to time, the “Agreements”). Some of the Agreements may require notice, consent to assignment (in the case of an agreement to be assigned by BBH to State Street) or consent to the change of control of the applicable Inserv Subsidiary (in the case of an Agreement with an Inserv Subsidiary).

Pursuant to Section 14.8 of the Custody Agreement, we are requesting your consent to the assignment by BBH to State Street, or the change of control of any Inserv Subsidiary, for all Agreements. By providing your countersignature, we will be able to confirm that each Agreement will continue in full force and effect, unamended, immediately following the consummation of the Transaction, except that, in the case of Agreements to be assigned to State Street, State Street or one of its subsidiaries will be the counterparty to such Agreements. By providing your countersignature, you agree that the Transaction shall not constitute a violation, breach or default under any term or provision of any Agreement. In no event will this request for consent be deemed to create a right of consent or any other rights under any Agreement where one does not otherwise exist.

[1]	Such BBH subsidiaries include Brown Brothers Harriman Trustee Services (Ireland) Limited; Brown Brothers Harriman Fund Administration Services (Ireland) Limited; Brown Brothers Harriman Investment Services (Japan) Inc.; Brown Brothers Harriman (Hong Kong) Limited; Brown Brothers Harriman Trustee Services (Hong Kong) Limited; Brown Brothers Harriman (Luxembourg) S.C.A.; Brown Brothers Harriman Investor Services Limited; and Brown Brothers Harriman Trust Company (Cayman) Limited.

Both BBH and State Street are highly focused on ensuring the process related to the Transaction is positive for clients and as smooth a transition as possible. We request that you acknowledge your receipt of and agreement to the above by signing and returning this letter by email Lisa.Snider@bbh.com within 10 days from the date the letter is sent. By returning this letter to us electronically, you agree that the electronic copy shall act as an original.

We ask that you please keep this letter and the contents hereof confidential.

We value our business relationship and appreciate your cooperation as we move forward with the Transaction. If you have any questions or need additional information, please feel free to contact your relationship manager, Lisa Snider

Sincerely,

BROWN BROTHERS HARRIMAN & CO.

By:	/s/ William B. Tyree
Name:	William B. Tyree
Title:	Managing Partner

BROWN BROTHERS HARRIMAN & CO.

By:	/s/ Seán Páircéir
Name:	Seán Páircéir
Title:	Partner & Global Head of Investor Services

Acknowledged and agreed:

US GLOBAL INVESTORS FUNDS

By:	/s/ Jessica Chase
Name:	Jessica Chase
Title:	President

Acknowledged and agreed:

State Street Bank and Trust Company

By:	/s/ Christopher Coleman
Name:	Christopher Coleman
Title:	EVP, Global Change